                                                                     EXHIBIT 12

                           ICON FITNESS CORPORATION

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                               YEAR ENDED MAY 31,                   THREE MONTHS ENDED
                        ----------------------------------------  ------------------------
                                                                  SEPTEMBER 2,  AUGUST 31,
                        1992    1993    1994    1995       1996       1995         1996
                        -----  ------  ------  -------     -----  ------------  ----------
Pre-tax income (loss)
from continuing opera-
tions.................  $7.42  $16.25  $25.03  $(17.60)    $9.52     $(4.08)      $(8.97)
Fixed charges:
 Interest expense.....   4.89    5.47    6.22    21.50     36.53       8.38         8.77
 Amortization of de-
 ferred financing fees
 (1)..................    .56     .86     .46     1.74      3.48       0.86         0.95
 Rental expense (25%).   0.44    0.50    0.49     0.72      0.63        .18          .16
 Preferred stock divi-
 dends................   0.53    0.53    0.53     0.24       --         --           --
 Dividends on pre-
 ferred stock of sub-
 sidiary held by a mi-
 nority interest......    --      --      --      2.80      5.10       1.28         1.28
                        -----  ------  ------  -------     -----     ------       ------
 Total fixed charges..   6.42    7.36    7.70    27.00     45.74      10.70        11.16
Earnings before income
taxes and fixed
charges...............  13.84   23.61   32.73     9.40     55.26       6.62         2.19
                        =====  ======  ======  =======     =====     ======       ======
Ratio of earnings to
fixed charges.........    2.2x    3.2x    4.3x     0.3x(2)   1.2x       0.6x(2)      0.2x(2)
                        =====  ======  ======  =======     =====     ======       ======
                                      PRO FORMA
                        ---------------------------------------
                                   THREE MONTHS   TWELVE MONTHS
                        YEAR ENDED    ENDED           ENDED
                         MAY 31,    AUGUST 31,     AUGUST 31,
                           1996        1996           1996
                        ---------- -------------- -------------
Pre-tax income (loss)
from continuing opera-
tions.................    $18.02     $(11.86)        $15.82
Fixed charges:
 Interest expense.....     53.42       13.14          53.69
 Amortization of de-
 ferred financing fees
 (1)..................      3.90        1.05           3.99
 Rental expense (25%).      3.52         .88           3.52
 Preferred stock divi-
 dends................       --          --             --
 Dividends on pre-
 ferred stock of sub-
 sidiary held by a mi-
 nority interest......       --          --             --
                        ---------- -------------- -------------
 Total fixed charges..     60.84       15.07          61.20
Earnings before income
taxes and fixed
charges...............     78.86        3.21          77.02
                        ========== ============== =============
Ratio of earnings to
fixed charges.........       1.3x        0.2x(2)        1.3x
                        ========== ============== =============

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(1) For the years ended May 31, 1992, 1993 and 1994, deferred financing fee amortization was included in management fees and corporate allocations charged by Weider.
(2) Earnings were insufficient to cover fixed charges by $17.6 million, $4.1 million, $9.0 million and $11.9 million for the year ended May 31, 1995, the three months ended September 2, 1995, the three months ended August 31, 1996 and the pro forma three months ended August 31, 1996, respectively.